FOR IMMEDIATE RELEASE

MERRIMAN HOLDINGS NAMES CEO ALEX SEILER TO BOARD OF DIRECTORS

SAN FRANCISCO – January 11, 2011 - Merriman Holdings, Inc. (NASDAQ: MERR), today announced the board appointment of Alex Seiler, CEO of the firm’s broker-dealer, Merriman Capital, Inc. Mr. Seiler is filling the board seat that’s being vacated by Andy Arno, who has resigned to return to Unterberg Capital Partners where he is a major shareholder and partner.

“We greatly appreciate Andy’s contribution to the board and Merriman Capital at a pivotal time in our firm’s history, said Jon Merriman, co-chairman of Merriman Holdings, Inc. “Andy’s abilities, commercially and culturally, in helping us reposition the firm for renewed growth over the past year have been significant. We wish Andy continued success as he returns to Unterberg and look forward to doing business with him in his new role.”

Mr. Seiler joins the Merriman Holdings board of directors with more than 30 years of brokerage and asset management experience. He built and expanded institutional equity business lines at Morgan Stanley and HSBC as a managing director and equity sales manager. Mr. Seiler joined Morgan Stanley after helping establish and grow UBS' institutional equity sales and research presence in North America as managing director and global head of U.S. equity sales. At HSBC, he was head of global equity research sales and capital market product distribution in the Americas. As an asset management executive, he founded Anchor Point Asset Management and was a senior executive with Atlas Capital.

Merriman continued, “Since being named CEO of Merriman Capital, Alex has made aggressive, immediate contributions in helping us convert industry uncertainty into opportunity with a focus on profitable long-term growth. I believe Alex’s energy and deep industry experience will further benefit shareholders and the board in his expanded role.”

About Merriman Holdings, Inc.

Merriman Holdings, Inc. (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions that invest in them. The company offers high-quality investment banking, equity research, institutional services and corporate & venture services.  Merriman specializes in three industry growth sectors: Technology, CleanTech and Consumer, Media & Internet. For more information, please go to http://www.merrimanco.com/

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of the Company. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K/A filed on April 30, 2010. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K/A filed on April 30, 2010 and the Form 10-Q filed on November 15, 2010, together with this press release and the financial information contained herein, are available on our website, www.merrimanco.com . Please click on "Investor Relations."

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At the Company:
Michael Doran
General Counsel
Merriman Holdings, Inc.
(415) 248-3905